UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/10/2006

NetIQ Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-26757

Delaware	77-0405505
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3553 North First Street, San Jose, CA 95134
(Address of principal executive offices, including zip code)

(408) 856-3000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 10, 2006, NetIQ Corporation (the "Company") announced the promotion of Marc B. Andrews from his current position of Senior Vice President and General Manager, Worldwide Field Operations, to the newly-created position of Chief Operating Officer ("COO"), effective immediately. Mr. Andrews joined the Company in July 2002, and served as Vice President of Sales, EMEA, commencing on his initial employment until January 2004, when he was promoted to Senior Vice President and General Manager of the Company's Systems and Security Management business, a position he held through April 2005. In May 2005, Mr. Andrews was appointed to his current position.

Mr. Andrews held the dual positions of Vice President of Enterprise Systems Management and Vice President of Marketing at BMC Software for the EMEA region from April 2001 to July 2002. Mr. Andrews served as Regional Director for the Middle East and Africa at BMC Software from December 1999 to April 2001. Mr. Andrews has also served as Managing Director of Computer 2000 and worked in sales management at Novell Inc.

Item 8.01.    Other Events

On January 10, 2006, the Company issued a press release announcing the promotion of Marc B. Andrews to COO. The Company also announced the retirement of Olivier Thierry, the Company's Senior Vice President, Worldwide Marketing, and the promotion of David J. Ehrlich to the position of Senior Vice President, Marketing and Chief Strategy Officer.

Item 9.01.    Financial Statements and Exhibits

99.1        Press release dated January 10, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetIQ Corporation

Date: January 10, 2006	By:	/s/ Betsy E. Bayha
Betsy E. Bayha
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated January 10, 2006.